EX-99.B-77Q1(a)

SUB-ITEM 77Q1(a): Material amendments to the registrant’s charter or by-laws.

WADDELL & REED ADVISORS FUNDS

Supplement dated February 6, 2018 to the

Waddell & Reed Advisors Equity Funds Prospectus

dated October 31, 2017

and as supplemented December 8, 2017, January 12, 2018 and January 31, 2018

The following replaces the “Portfolio Managers” section for Waddell & Reed Advisors Wilshire Global Allocation Fund on page 39:

Portfolio Managers

F. Chace Brundige, Senior Vice President of WRIMCO, and Cynthia P. Prince-Fox, Senior Vice President of WRIMCO, have managed the Fund since August 2014, and W. Jeffery Surles, Senior Vice President of WRIMCO, has managed the Fund since February 2018. Mr. Brundige, Ms. Prince-Fox and Mr. Surles are primarily responsible for the management of the Private Equity Segment and the cash on hand. Effective April 30, 2018, Ms. Prince-Fox is retiring from WRIMCO and will no longer serve as a co-portfolio manager of the Fund.

Nathan Palmer, CFA, Anthony Wicklund, CFA, CAIA, and Elizabeth Yakes, CFA, of Wilshire have managed the Fund since May 2017. Mr. Palmer, Mr. Wicklund and Ms. Yakes are primarily responsible for the management of the Fund’s investments in the Multi-Asset Segment (comprised of the Underlying Affiliated Funds).

The following replaces the first sentence of the first paragraph of the “The Management of the Funds — Portfolio Management — Waddell & Reed Advisors Wilshire Global Allocation Fund” section on page 64:

F. Chace Brundige, Cynthia P. Prince-Fox and W. Jeffery Surles of WRIMCO are primarily responsible for the day-to-day portfolio management of the Fund’s holdings of the Private Equity Segment and the Fund’s cash on hand.

The following is inserted following the final sentence of the third paragraph of the “The Management of the Funds — Portfolio Management — Waddell & Reed Advisors Wilshire Global Allocation Fund” section on page 64:

Effective April 30, 2018, Ms. Prince-Fox is retiring from WRIMCO and will no longer serve as a co-portfolio manager of the Fund.

The following is inserted as a new paragraph following the third paragraph of the “The Management of the Funds — Portfolio Management — Waddell & Reed Advisors Wilshire Global Allocation Fund” section on page 64:

Mr. Surles has held his Fund responsibilities for Waddell & Reed Advisors Wilshire Global Allocation Fund since February 2018. He is Senior Vice President of WRIMCO and IICO and Vice President of the Trust. He joined WRIMCO in 2007 initially serving as an investment analyst. Mr. Surles earned a BS degree from Vanderbilt University, and an MBA from the University of Wisconsin. He is a Chartered Financial Analyst.